EXHIBIT K

           IN THE COURT OF THE CHANCERY OF THE STATE OF DELAWARE
                       IN AND FOR NEW CASTLE COUNTY

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MAX GRILL and EUGENE C. MURRAY,                   :
on behalf of themselves and all others            :
similarly situated,                               :
                                                  :
                     Plaintiffs,                  : C.A. No. 15965NC
                                                  :
                - against -                       : CLASS ACTION
                                                  :   COMPLAINT
PAUL L. FOSTER, JACK C. CRIM, ROBERT              :   ---------
T. CRAIG, FRED ISRAEL, J.D.                       :
MACNAUGHTON JR., WILLIAM H.                       :
MALLENDER, JOSEPH A. ORLANDO,                     :
RALPH A. ROCKOW, ALEX STAMATAKIS,                 :
JOHN W. STODDER, DONALD J. ULRICH,                :
DAVID VICTOR and TALLEY INDUSTRIES,               :
INC.                                              :
                                                  :
                            Defendants.           :
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       Plaintiffs, by their attorneys, allege upon information and belief, except for paragraphs 2 and 3 which are alleged upon personal knowledge, as follows:

                               JURISDICTION
                               ------------

       1. This Court has jurisdiction by virtue of the fact that Talley Industries Inc. ("TI" or the "Company") is incorporated in the State of Delaware.

                                THE PARTIES
                                -----------

       2. Plaintiff Max Grill is, and at all relevant times was, the owner of shares of common stock of TI.

       3. Plaintiff Eugene C. Murray is, and at all relevant times was, the owner of shares of common stock of TI.

       4. Defendant TI is a Delaware corporation with its principal offices at 2702 North 44th Street, Phoenix, Arizona 85008. TI is a diversified maker of aerospace, industrial and commercial applications.

       5. The Company's Board of Directors consists of the following persons:

           (a) Paul L. Foster is, and at all relevant times has been, Chairman of the Board of Directors, Chief Executive Officer, and a Director of the Company;

           (b) Jack C. Crim is, and at all relevant times has been, President, Chief Operating Officer, and a Director of the Company;

           (c) Robert T. Craig is, and at all relevant times has been, a member of the Board of Directors of the Company;

           (d) Fred Israel is, and at all relevant times has been, a Director of the Company;

           (e) J.D. MacNaughton, Jr. is, and at all relevant times has been, a Director of the Company;

           (f) William H. Mallender is, and at all relevant times has been, a Director of the Company;

           (g) Joseph A. Orlando is, and at all relevant times has been, a Director of the Company;

           (h) Ralph A. Rockow is, and at all relevant times has been, a Director of the Company;

           (i) Alex Stamatakis is, and at all relevant times has been, a Director of the Company;

           (j) John W. Stodder is, and at all relevant times has been, a Director of the Company;

           (k) Donald J. Ulrich is, and at all relevant times has been, a Director of the Company; and

           (l) David Victor, is, and at all relevant times has been, a Director of the Company.

       6. The persons named in paragraph 5 above shall be collectively referred to herein as the "Individual Defendants."

       7. The Individual Defendants, by reason of their corporate directorships stand in a fiduciary position relative to the Company's shareholders, which fiduciary relationship, at all times relevant herein, required the Individual Defendants to exercise their best judgment, and to act in a prudent manner, and in the best interests of the Company's shareholders. They were and are required to use their ability to control and manage the Company in a fair, just and equitable manner; to act in furtherance of the best interests of the Company's shareholders; to refrain from abusing their positions of control; and not to favor their own interests at the expense of the Company's shareholders.

       8. Each Individual Defendant herein is sued individually as an aider and abettor, as well as in his or her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                         CLASS ACTION ALLEGATIONS
                         ------------------------

       9. Plaintiffs bring this action on their own behalf and, pursuant to Rule 23 of the Rules of the Court of Chancery of the State of Delaware, on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

       10. Plaintiffs seek injunctive relief and to recover damages for themselves and the other members of the Class caused by the breach of fiduciary duties owed by the Individual Defendants, in that plaintiffs and the other members of the Class will not receive their fair proportion of the value of TI's assets and businesses, which is not fully reflected in the price to be paid by Carpenter Technology Corp. ("CT") and which can only truly be determined if the Individual Defendants create a level playing field for other bidders to come in and bid for TI. Plaintiffs and the other members of the Class are being prevented from obtaining a fair price for their shares of the Company's common stock.

       11. The Individual Defendants' decision to agree to the transaction was given in breach of their fiduciary duties owed to TI's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any merger or acquisition of the Company. In the context of this action, the Board of Directors of TI must take all reasonable steps to assure the maximization of stockholders value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent value to the plaintiffs and the Class.

       12. This action is properly maintainable as a Class Action.

       13. The Class is so numerous that joinder of all members is impracticable. There were 14,113,453 shares of TI common stock issued and outstanding as of June 30, 1997, which shares are traded on the New York Stock Exchange. While the exact number of Class members are unknown to plaintiffs at this time and can only be ascertained through appropriate discovery, plaintiffs believe that there are thousands of members of the Class.

       14. A Class Action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this Class Action. The likelihood of individual Class members prosecuting separate claims is remote.

       15. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

           (a) whether defendants are unlawfully impeding other possible merger or takeover attempts at the expense of TI's public stockholders;

           (b) whether defendants have failed to disclose all material facts relating to the takeover including the potential and expected positive future financial benefits which they expect to derive;

           (c) whether defendants have failed and will fail to negotiate in good faith with other prospective purchasers of the Company; and

           (d) whether the plaintiffs and other members of the Class would be irreparably damaged were the defendants not enjoined from the conduct described herein below.

       16. The prosecution of separate claims would create a risk of either inconsistent or varying adjudications concerning individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class, and adjudications concerning individual members of the Class would, as a practical matter, be dispositive of the interests of other members of the Class who are not parties to the adjudications or substantially impair or impede the ability of other members of the Class who are not parties to the adjudications, to protect their interests. The defendants have acted on grounds generally applicable to all members of the Class, making relief concerning the Class as whole appropriate.

       17. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of the plaintiffs are typical of the claims of other members of the Class and the plaintiffs have the same interests as the other members of the Class. Plaintiffs are adequate representatives of the Class. A Class Action poses no management problems and this case is ideally suited for Class Action certification.

                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

       18. On September 26, 1997, TI announced that it has entered into a definitive agreement and plan of merger with CT to be acquired for cash. Under the terms of the agreement, CT will commence an all-cash tender offer for all outstanding shares of Talley common stock at a price of $12 per share of TI common stock, $16 per share of TI Series B Preferred Stock and $11.70 per share of TI Series A preferred stock.

       19. The per-share value of $12 represented a narrow premium to the September 25, 1997 closing price of $11.438 for TI shares.

       20. Immediately after the agreement was announced, two founders of a TI minority shareholder group criticized the offer as inadequate. The dissident holder group, calling itself the Shareholders Committee To Remove Entrenched and Arrogant Management ("SCREAM") said it wouldn't support the offer because the breakup value of the company is much higher. The group said TI should allow other companies to bid on TI's divisions individually, because its airbag, stainless steel, defense and industrial products are worth more individually than as a whole. "It is difficult to put a number on it because the company is not allowing other parties to come in and look at the books," said William Danzell of Danzell Investment Management Ltd. "But if you look at the different segments of the business and add the values, I think we are looking at about $18 per share."

       21. Earlier this year, SCREAM, which controls 10.3% of the TI's stock, forced the ouster of TI's Chief Executive Officer and another Director.

       22. The Individual Defendants agreed to an offer that is unfair to TI's shareholders and does not reflect the intrinsic value of TI's assets. This agreement is terribly unfair as the consideration to be paid to TI's shareholders and does not recognize the underlying value of the Company's stock.

       23. In announcing the merger, defendants have failed to disclose, inter alia, the full extent of the future earnings potential of TI and its expected increase in profitability.

       24. The defendants' knowledge and economic power and that of the investing public is unequal because the Individual Defendants are in possession of material non-public information concerning the Company's assets, businesses, and future prospects and control the business and corporate affairs of TI. This disparity makes it inherently unfair for the merger of TI at such an unfair and grossly inadequate price.

       25. The Individual Defendants have at all times been fiduciaries to TI shareholders. As set forth herein, they have breached and are continuing to breach their fiduciary duties to TI's shareholders.

       26. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their failure to negotiate the possible acquisition of TI and to provide confidential information to potential suitors on the same playing field that it created for CT.

       27. Unless enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiffs and the other members of the Class.

       28. The Individual Defendants' authorization to pursue the transaction was given in breach of their fiduciary duties owed to TI's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any merger of the Company. In the context of this action, the Board of Directors of TI must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent value to the plaintiffs and the Class.

       29. Plaintiffs and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of TI's assets and businesses, which is not fully reflected in the price to be paid by CT and which can only truly be determined if the Individual Defendants create a level playing field for other bidders to come in and bid for TI. Plaintiffs and the other members of the Class have been and will be prevented from obtaining a fair price for their shares of the Company's common stock.

       30.  Plaintiffs and the Class have no adequate remedy at law.

       WHEREFORE, plaintiffs demand judgment, as follows:

        A.  Declaring this to be a proper Class Action;

        B. Ordering the Individual Defendants to carry out their fiduciary duties to plaintiffs and the other members of the Class by announcing their intention to:

          1. cooperate fully with any person or entity, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buyout or takeover of the Company;

          2. invalidating any breakup fee agreed to by defendants if there is one;

          3. undertake an appropriate evaluation of TI's worth as a merger/acquisition candidate;

          4. take all appropriate steps to enhance TI's value and attractiveness as a merger/acquisition candidate;

          5. take all appropriate steps to effectively expose TI to the marketplace in an effort to create an active auction for TI;

          6. take proper action to maximize the price that TI shareholders will receive for their shares.

          7. act independently so that the interests of TI's public stockholders will be protected; and

          8. adequately ensure that no conflicts of interest exist between Individual Defendants' own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of TI's public stockholders;

       C. Ordering the Individual Defendants to carry out their fiduciary duties to plaintiffs and the Class and requiring them to respond in good faith to any bona fide potential acquirors of TI;

       D. Temporarily and permanently enjoining the merger agreement entered into with CT;

       E. Awarding plaintiffs the costs and disbursements of the action, including a reasonable allowance for plaintiffs' attorneys' and experts' fees; and

       F. Granting such other and further relief as may be just and proper.

DATED: September 29, 1997


                             MORRIS and MORRIS


                                    By: /s/ Patrick F. Morris
                                    ---------------------------

                                    Karen L. Morris
                                    Patrick F. Morris
                                    Suite 1600
                                    1105 North Market Street
                                    Wilmington, DE 19801
                                    (302) 426-0400

                         Attorneys for Plaintiffs

Of Counsel:

STULL, STULL & BRODY
6 East 45th Street
New York, NY 10017
(212) 687-7230

WEISS & YOURMAN
551 Fifth Avenue
Sutie 1600
New York, NY 10176